February 1, 2000



Board of Directors
American Federal Savings Bank
1400 Prospect Avenue
Helena, Montana  59604-4999

Gentlemen:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of American Federal Savings Bank (the "Bank"), pursuant to the Plan of Reorganization adopted by the Board of Directors of the Bank, do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering.

Such opinion is based on the fact that the subscription rights are acquired by the recipients without payment therefor, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of Eagle Bancorp, the holding company formed to acquire all of the capital stock of the Bank, at a price equal to its estimated aggregate pro forma market value, which will be the same price at which any unsubscribed shares will be sold in the community offering.

Sincerely,



FELDMAN FINANCIAL ADVISORS, INC.